Exhibit 99.2

INDEX TO CONDENSED FINANCIAL STATEMENTS

Unaudited Historical Condensed Financial Statements as of December 31, 2014, and June 30, 2015, and for the Three and Six Months Ended June 30, 2014, and 2015
Condensed Balance Sheets	3
Condensed Statements of Operations and Comprehensive Income for the three months ended June 30, 2014 and 2015	3
Condensed Statements of Operations and Comprehensive Income for the six months ended June 30, 2014 and 2015	4
Condensed Statement of Equity	5
Condensed Statements of Cash Flows	6
Notes to Condensed Financial Statements	7

ANTERO WATER LLC PREDECESSOR

Condensed Balance Sheets

December 31, 2014, and June 30, 2015

(Unaudited)

(In thousands)

	2014	2015
Assets
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable—affiliate	13,917	6,513
Accounts receivable—third party	5,574	—
Total current assets	19,491	6,513
Property and equipment:
Fresh water distribution systems	421,012	441,692
Less accumulated depreciation	(19,014)	(31,296)
Property and equipment, net	401,998	410,396
Total assets	$421,489	$416,909
Liabilities and Equity
Current liabilities:
Accounts payable	$4,293	$3,086
Accrued capital expenditures	12,766	2,504
Accrued ad valorem tax	3,889	5,527
Accrued liabilities	5,881	3,963
Short-term debt	—	153,000
Other current liabilities	357	356
Total current liabilities	27,186	168,436
Long-term liabilities
Long-term debt	115,000	—
Other liabilities	859	696
Total liabilities	143,045	169,132
Contingencies (Note 7)
Parent net investment	278,444	247,777
Total liabilities and equity	$421,489	$416,909

See accompanying notes to condensed financial statements.

ANTERO WATER LLC PREDECESSOR

Condensed Statements of Operations and Comprehensive Income

Three Months Ended June 30, 2014, and 2015

(Unaudited)

(In thousands)

	Three months ended
	June 30,
	2014	2015

Revenue—affiliate	$40,518	$31,500
Revenue—third party	—	—
Total revenue	40,518	31,500
Operating expenses:
Direct operating	11,486	6,629
General and administrative (including $849 and $1,209 of equity-based compensation in 2014 and 2015, respectively)	2,094	2,242
Depreciation	3,441	6,162
Total operating expenses	17,021	15,033
Operating income	23,497	16,467
Interest expense	382	793
Net income and comprehensive income	$23,115	$15,674

See accompanying notes to condensed financial statements.

ANTERO WATER LLC PREDECESSOR

Condensed Statements of Operations and Comprehensive Income

Six Months Ended June 30, 2014, and 2015

(Unaudited)

(In thousands)

	Six months ended
	June 30,
	2014	2015

Revenue—affiliate	$65,277	$64,941
Revenue—third party	—	151
Total revenue	65,277	65,092
Operating expenses:
Direct operating	16,816	14,241
General and administrative (including $1,478 and $2,365 of equity-based compensation in 2014 and 2015, respectively)	3,986	4,660
Depreciation	6,359	12,282
Total operating expenses	27,161	31,183
Operating income	38,116	33,909
Interest expense	466	1,556
Net income and comprehensive income	$37,650	$32,353

See accompanying notes to condensed financial statements.

ANTERO WATER LLC PREDECESSOR

Condensed Statement of Equity

Six Months Ended June 30, 2015

(Unaudited)

(In thousands)

Total Equity-
Parent Net
Investment
Balance at December 31, 2014	$278,444
Net income and comprehensive income	32,353
Deemed distribution to parent, net	(65,385)
Equity-based compensation	2,365
Balance at June 30, 2015	$247,777

See accompanying notes to condensed financial statements.

ANTERO WATER LLC PREDECESSOR

Condensed Statements of Cash Flows

Six Months Ended June 30, 2014, and 2015

(Unaudited)

(In thousands)

	Six months ended June 30,
	2014	2015
Cash flows provided by operating activities:
Net income	$37,650	$32,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,359	12,282
Equity-based compensation	1,478	2,365
Changes in current assets and liabilities:
Accounts receivable—affiliate	(6,970)	7,404
Accounts receivable—third party	—	5,574
Accounts payable	720	1,116
Accrued ad valorem tax	2,393	1,638
Accrued liabilities	1,069	(1,918)
Net cash provided by operating activities	42,699	60,814
Cash flows used in investing activities:
Additions to property and equipment	(105,792)	(33,265)
Net cash used in investing activities	(105,792)	(33,265)
Cash flows provided by (used in) financing activities:
Deemed distribution to parent, net	(27,816)	(65,385)
Borrowings on bank credit facility	91,076	38,000
Payments on other liabilities	(167)	(164)
Net cash provided by (used in) financing activities	63,093	(27,549)
Net change in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	$—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest, net	$386	$1,607
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accrued capital expenditures and accounts payable for additions to property and equipment	$11,395	$(12,585)

See accompanying notes to condensed financial statements.

ANTERO WATER LLC PREDECESSOR

Notes to Condensed Financial Statements

(1)         Business and Organization

(a)         Organization

Antero Water LLC (“Antero Water”) is a limited liability company formed by Antero Resources Corporation (“Antero”) to own, operate and develop fresh water distribution assets to service Antero’s hydraulic fracturing activities. Antero holds 100% of the limited liability company interests in Antero Water.

These condensed financial statements include the results of operations of Antero’s fresh water distribution assets and related operations on a carve-out basis, as the accounting predecessor (the “Predecessor,” “we” or “our”) to Antero Water LLC.

(b)         Description of the Business

The Predecessor assets include two independent fresh water distribution systems that deliver fresh water used by Antero for hydraulic fracturing activities in Antero’s operating areas. The fresh water distribution systems consist of permanent buried pipelines, surface pipelines and fresh water storage facilitates, as well as pumping stations and impoundments to transport the fresh water throughout the pipeline system.

(c)          Option of Antero Midstream Partners LP to Acquire Antero’s Fresh Water Distribution Business

Antero has granted its subsidiary, Antero Midstream Partners LP (“Antero Midstream”), an option to purchase its fresh water distribution systems at fair market value for a period of up to two years after the completion of the Antero Midstream initial public offering (“IPO”) on November 10, 2014. On July 9th, 2015, Antero Midstream notified Antero of its intent to exercise its option to purchase Antero’s water business and transaction negotiations between the parties are ongoing.

If Antero Midstream purchases Antero’s fresh water distribution systems, Antero Midstream will enter into a 20-year fresh water distribution agreement with Antero, pursuant to which a service area encompassing all of Antero’s areas of operation in West Virginia, Ohio and Pennsylvania will be dedicated to Antero Midstream. If Antero requires fresh water distribution services outside of the initial service area, Antero Midstream will have the option to provide those services on the same terms and conditions.

(2)         Summary of Significant Accounting Policies

(a)         Basis of Presentation

The accompanying unaudited condensed financial statements of the Predecessor have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information, and, accordingly, do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, these statements include all adjustments (consisting of normal and recurring accruals) considered necessary for a fair presentation of the Predecessor’s financial position as of December 31, 2014 and June 30, 2015, the results of its operations for the three and six months ended June 30, 2014 and 2015 and its cash flows for the six months ended June 30, 2014 and 2015. The Predecessor has no items of other comprehensive income or loss; therefore, its net income is identical to its comprehensive income. Operating results for the period ended June 30, 2015 are not necessarily indicative of the results that may be expected for the full year.

The accompanying condensed financial statements present the assets, liabilities, and results of operations of Antero’s fresh water distribution assets as the Predecessor to Antero Water, presented on a carve-out basis of Antero’s historical ownership of the Predecessor. The Predecessor condensed financial statements have been prepared from the separate records maintained by Antero and may not necessarily be indicative of the actual results of operations that might have occurred if the Predecessor had been operated separately during the periods reported.

Certain costs of doing business incurred by Antero on our behalf have been reflected in the accompanying condensed financial statements. These costs include general and administrative expenses allocated to us by Antero in exchange for:

•                  business services, such as payroll, accounts payable and facilities management;

•                  corporate services, such as finance and accounting, legal, human resources, investor relations and public and regulatory policy; and

•                  employee compensation, including equity-based compensation.

Transactions between us and Antero have been identified in the condensed financial statements as transactions between affiliates (see Note 3).

As of the date these condensed financial statements were issued, the Predecessor completed its evaluation of potential subsequent events for disclosure and no items requiring disclosure were identified.

(b)         Revenue Recognition

The Predecessor provides fresh water distribution services under fee-based contracts primarily based on throughput. We recognize revenue when all of the following criteria are met: (1) persuasive evidence of an agreement exists, (2) services have been rendered, (3) prices are fixed or determinable and (4) collectability is reasonable assured.

(c)          Use of Estimates

The preparation of the financial statements and notes in conformity with GAAP requires that management formulate estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingent assets and liabilities. Items subject to estimates and assumptions include the useful lives of property and equipment and valuation of accrued liabilities, among others. Although management believes these estimates are reasonable, actual results could differ from these estimates.

(d)         Cash and Cash Equivalents

The Predecessor’s operations were funded by Antero and managed under Antero’s cash management program. Consequently, the accompanying balance sheets do not include any cash balances. See Note 3—Transactions with Affiliates. Net amounts funded by or distributed to Antero are reflected as net distributions to parent on the accompanying condensed Statements of Equity and Cash Flows.

(e)          Property and Equipment

Property and equipment primarily consists of fresh water distribution systems stated at historical cost less accumulated depreciation. The Predecessor capitalizes construction-related direct labor and material costs. Maintenance and repair costs are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of assets, taking into account any expected salvage values. The depreciation of fixed assets recorded under capital lease agreements is included in depreciation expense. Uncertainties that may impact these estimates of useful lives include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand for our services in the areas in which we operate. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

The Predecessor’s property and equipment for the periods presented is as follows:

(in thousands)	Estimated useful lives	As of December 31, 2014	As of June 30, 2015

Freshwater permanent buried pipelines	20 years	359,244	388,430
Freshwater surface pipelines and equipment	5 years	20,931	25,062
Fresh water distribution systems - under construction	n/a	40,837	28,200
Total fresh water distribution systems		421,012	441,692
Less accumulated depreciation		(19,014)	(31,296)
Property and equipment, net		$401,998	$410,396

(f)            Impairment of Long-Lived Assets

We evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying values of the assets may not be recoverable.  Generally, the basis for making such assessments is undiscounted future cash flow projections for the unit being assessed.  If the carrying values of the assets are deemed not recoverable, the carrying values are reduced to the estimated fair values, which are based on discounted future cash flows or other techniques, as appropriate.  No impairments for such assets have been recorded through June 30, 2015.

(g)         Asset Retirement Obligations

Our fresh water distribution pipelines have an indeterminate life, if properly maintained. A liability for these asset retirement obligations will be recorded only if and when a future retirement obligation with a determinable life can be estimated. Because we are not able to make a reasonable estimate of when future dismantlement and removal dates of such assets will occur, we have not recorded asset retirement obligations at December 31, 2014 or June 30, 2015.

(h)         Litigation and Other Contingencies

An accrual is recorded for a loss contingency when its occurrence is probable and damages can be reasonably estimated based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes. We regularly review contingencies to determine the adequacy of our accruals and related disclosures. The ultimate amount of losses (if any) may differ from these estimates.

We accrue losses associated with environmental obligations when such losses are probable and can be reasonably estimated. Accruals for estimated environmental losses are recognized no later than at the time a remediation feasibility study, or an evaluation of response options, is complete. These accruals are adjusted as additional information becomes available or as circumstances change. Future environmental expenditures are not discounted to their present value. Recoveries of environmental costs from other parties are recorded separately as assets at their undiscounted value when receipt of such recoveries is probable.

No events have occurred that require accruals for loss contingencies or environmental obligations at December 31, 2014 or June 30, 2015.

(i)            Equity-Based Compensation

Our condensed financial statements reflect various equity-based compensation awards granted by Antero and Antero Midstream. These awards include profits interests awards, restricted stock, stock options, restricted units, and phantom units. In our condensed financial statements, we recognized as expense in each period an amount allocated from Antero, with the offset included in parent net investment. See Note 3—Transactions with Affiliates for additional information regarding Antero’s allocation of expenses to us.

(j)            Income Taxes

Our condensed financial statements do not include a provision for income taxes as we expect we will be treated as a partnership for federal and state income tax purposes upon Antero Midstream’s purchase of our assets pursuant to its option, with each partner being separately taxed on its share of taxable income.

(k)         Fair Value Measures

The Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance also relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g., the initial recognition of asset retirement obligations and impairments of long-lived assets). The fair value is the price that we estimate would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is used to prioritize inputs to valuation techniques used to estimate fair value. An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The highest priority (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs. Level 2 inputs are data, other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

The carrying values on our balance sheet of our cash and cash equivalents, accounts receivable—affiliate, accounts receivable—third party, accounts payable, accrued ad valorem tax, accrued liabilities, accrued capital expenditures, other current liabilities and credit facility approximate fair values due to their short maturities.

(3)         Transactions with Affiliates

(a)         Revenues

Revenues earned from Antero were $40.5 million and $31.5 million during the three months ended June 30, 2014 and 2015, respectively, and $65.3 and $64.9 million for the six months ended June 30, 2014 and 2015, respectively.

(b)         Accounts receivable—affiliate

Accounts receivable—affiliate represents amounts due from Antero related to fresh water distribution services.

(c)          Accounts Payable, Accrued Expenses, and Accrued Capital Expenditures

All accounts payable, accrued ad valorem tax, accrued liabilities and accrued capital expenditures balances represent amounts due to unaffiliated parties. All operating and capital expenditures were funded through capital contributions from our parent and borrowings under our credit facility. These balances are managed and paid under Antero’s cash management program.

(d)         Allocation of Costs

The employees supporting our operations are employees of Antero. General and administrative expense allocated to us by Antero was $2.1 million and $2.2 million during the three months ended June 30, 2014 and 2015, respectively, and $4.0 and $4.6 million during the six months ended June 30, 2014 and 2015, respectively. These costs relate to: (i) various business services, including payroll processing, accounts payable processing and facilities management, (ii) various corporate services, including legal, accounting, treasury, information technology and human resources and (iii) compensation, including equity-based compensation (see Note 5—Equity-Based Compensation for more information). These expenses are charged or allocated to us based on the nature of the expenses, and are allocated based on a combination of our proportionate share of Antero’s gross property and equipment, capital expenditures and direct labor costs, as applicable.

(4)         Long-Term Debt

(a)         Parent Credit Facility

Antero has a senior secured revolving bank credit facility (the “Antero Credit Facility”) with a consortium of bank lenders. Borrowings under the Antero Credit Facility are subject to borrowing base limitations based on the collateral value of Antero’s proved properties and commodity hedge positions and are subject to regular semiannual redeterminations.  At June 30, 2015, the borrowing base was $4.0 billion and lender commitments were $4.0 billion, including $200 million of commitments under the Water Facility (defined below). The next redetermination of the borrowing base is scheduled to occur in October 2015.  The maturity date of the Antero Credit Facility is May 5, 2019.

As of December 31, 2014, Antero had a total outstanding balance under the Antero Credit Facility of $1.62 billion (excluding balances outstanding under the Water Facility), with a weighted average interest rate of 2.07%, and outstanding letters of credit of $387 million.  As of June 30, 2015, Antero had an outstanding balance under the Antero Credit Facility of $965 million (excluding balances outstanding under the Water Facility), with a weighted average interest rate of 2.09%, and outstanding letters of credit of approximately $475 million.  Commitment fees on the unused portion of the Antero Credit Facility are due quarterly at rates ranging from 0.375% to 0.50% of the unused facility based on utilization.

(b)         Antero Water Credit Facility

On February 28, 2014, Antero Midstream LLC (“Midstream Operating”), a wholly owned subsidiary of Antero Midstream, entered into a credit facility agreement (“Midstream Credit Facility”) with the lenders of Antero’s credit facility. On November 10, 2014, in connection with Antero Midstream’s IPO, Antero Water assumed the Midstream Credit Facility under amended terms (the “Water Facility”), in order to provide for separate borrowings attributable to Antero’s fresh water distribution business, which contains covenants that are substantially identical to those under the Antero Credit Facility.  In accordance with the Antero Credit Facility and the Water Facility agreements, borrowings under the Water Facility reduce availability under the Antero Credit Facility on a dollar-for-dollar basis.  The Water Facility will mature at the earlier of the sale of Antero Water or its assets to Antero Midstream, or May 12, 2016.

As of December 31, 2014, Antero Water had a total outstanding balance under the Water Facility of $115 million, with a weighted average interest rate of 2.19%. As of June 30, 2015, Antero Water had a total outstanding balance under the Water Facility of $153 million, with a weighted average interest rate of 1.94%. Commitment fees on the unused portion of the Water Facility are due quarterly at rates ranging from 0.375% to 0.50% of the unused portion of the facility based on utilization.

The Antero Credit Facility and the Water Facility are ratably secured by mortgages on substantially all of Antero’s properties and guarantees from Antero’s restricted subsidiaries, as applicable.  The Antero Credit Facility and the Water Facility contain certain covenants, including restrictions on indebtedness and dividends, and, in the case of the Antero Credit Facility, requirements with respect to working capital and interest coverage ratios.  Interest is payable at a variable rate based on LIBOR or the prime rate, determined by Antero’s election at the time of borrowing.  Antero was in compliance with all of the financial covenants under the Antero Credit Facility as of December 31, 2014 and June 30, 2015.

(5)         Equity-Based Compensation

Our general and administrative expenses include equity-based compensation costs allocated to us by Antero for grants made pursuant to: (i) the Antero Resources Corporation Long-Term Incentive Plan (the “Antero LTIP”) (ii) profits interests awards valued in connection with the Antero reorganization pursuant to its initial public offering of common stock in 2013, and (iii) the Antero Midstream Partners LP Long-Term Incentive Plan (the “Midstream LTIP”).  Equity-based compensation expense allocated to us was $0.8 million and $1.2 million for the three months ended June 30, 2014 and 2015, respectively, and $1.5 million and $2.4 million for the six months ended June 30, 2014 and 2015, respectively. These expenses were allocated to us based on our proportionate share of Antero’s direct labor costs.  Antero has unamortized expense totaling approximately $197 million as of June 30, 2015 related to its various equity-based compensation awards and the Midstream LTIP. A portion of this total amount will be allocated to us as it is amortized over the remaining service periods of the related awards.

(6)         Capital Leases

The Predecessor is obligated to make payments under capital leases covering pumping equipment that expire at various dates over the next four years. At December 31, 2014 and June 30, 2015, the gross amounts of property and equipment and related accumulated amortization attributable to capital leases were as follows (in thousands):

	December 31,	June 30,
	2014	2015
Pumping equipment	$1,625	$1,625
Less accumulated amortization	(100)	(144)
Total	$1,525	$1,481

Current and non-current capital lease obligations are included in other current liabilities and other liabilities, respectively, on the condensed balance sheets. Amortization of assets held under capital leases is included in depreciation expense.

Future minimum capital lease payments as of June 30, 2015 were as follows (in thousands):

2015	$175
2016	350
2017	350
2018	227
Total minimum lease payments	1,102
Less amounts representing imputed interest (at rates ranging from 2.9% to 3.2%)	(50)
Present value of net minimum capital lease payments	$1,052

(7)         Contingencies

(a)         Environmental Obligations

The Predecessor is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. We believe there are currently no such matters that will have a material adverse effect on our results of operations, cash flows or financial position.